Exhibit 16.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

May 15, 2014

Securities and Exchange Commission
450 Fifth Street, NE
Washington, D.C. 20549

Re:      NowNews Digital Media Technology Co., Ltd.
File No. 333-171637

Commissioners:

We have read the statements made by Registrant, which we understand will be filed with the Securities and Exchange Commission, pursuant to item 4.01 of Form 8-K, as part of the Form 8-K of Registrant dated May 12, 2014. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC